ARTICLES OF INCORPORATION
OF
e-Art Network, Inc.

The undersigned, desiring to form a corporation (the "Corporation") under the laws of Florida, hereby adopts the following Articles of Incorporation:

FILED
01 JAN -3 PM 2:33
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLE I
CORPORATE NAME

The name of the Corporation is e-Art Network, Inc.

ARTICLE II
PURPOSE

The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

ARTICLE III
PERIOD OF EXISTENCE

The period during which the Corporation shall continue is perpetual.

ARTICLE IV
SHARES

4.1. The capital stock of this corporation shall consist of 100,000,000 shares of common stock, no par value.

ARTICLE V
PLACE OF BUSINESS

The initial address of the principal place of business of this corporation in the State of Florida shall be 19501 N.E. 10th Avenue, Suite 203, Miami, FL 33179. The Board of Directors may at any time and from time to time move the principal office of this corporation.

ARTICLE VI
DIRECTORS AND OFFICERS

The business of this corporation shall be managed by its Board of Directors. The number of such directors shall be not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

The number of persons constituting the initial Board of Directors shall be 1. The Board of Directors shall be elected by the Stockholders of the corporation at such time and in such manner as provided in the By-Laws. The name and addresses of the initial Board of Directors and officers are as follows:

Susan Parker — President/Secretary/Director
19501 N.E. 10th Avenue
Suite 203
Miami, FL 33179

ARTICLE VII
DENIAL OF PREEMPTIVE RIGHTS

No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the board of Directors.

ARTICLE VIII
AMENDMENT OF BYLAWS

Anything in these Articles of Incorporation, the Bylaws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

ARTICLE IX
SHAREHOLDERS

9. I. Inspection of Books. The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

9.2. Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not apply to the Corporation.

9.3. Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholder's shall constitute a quorum.

9.4. Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

ARTICLE X
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

ARTICLE XI
SUBSCRIBER

The name and address of the person signing these Articles of Incorporation as subscriber is:

Eric P. Littman
7695 S.W. 104th Street
Suite 210
Miami, FL 33156

ARTICLE XII
CONTRACTS

No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

ARTICLE XIII
RESIDENT AGENT

The name and address of the initial resident agent of this corporation is:

Eric P. Littman
7695 S.W. 104th Street
Suite 210
Miami, FL 33156

IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of Incorporation this on January 2, 2001..

Eric P. Littman, Subscriber

Subscribed and Sworn on January 2, 2001.
Before me:

Notary Public

My Commission Expires:

Jennifer Barrueta
My Commission CC893378
Expires December 07, 2003

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE FOR SERVICE OF PROCESS WITHIN THIS STATE NAMING THE AGENT UPON WHOM PROCESS MAY BE SERVED

Having been named to accept service of process for e-Art Network, Inc., at the place designated in the Articles of Incorporation, the undersigned is familiar with and accepts the obligations of that position pursuant to F.S. 607.0501(3).

Eric P. Littman

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FILED
01 JAN -3 PM 2:33
SECRETARY OF STATE
TALLAHASSEE, FLORIDA